Exhibit 99.1

GUGGENHEIM CREDIT INCOME FUND

Fourth Quarter and Year End 2024 Overview

This overview contains details about the portfolio and operating results for the quarter ended December 31, 2024 of Guggenheim Credit Income Fund ("GCIF" or the "Master Fund") and its feeder funds, Guggenheim Credit Income Fund 2019 ("GCIF 2019") and Guggenheim Credit Income Fund 2016 T ("GCIF 2016T") (together, the "Feeder Funds"). This overview should be read in conjunction with the GCIF 2019 and GCIF 2016T Annual Reports on Form 10-K, which each incorporate the GCIF Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission (the "SEC") on March 28, 2025.

For the Years Ended December 31, 2024 Highlights and Plan of Liquidation Update

•	GCIF's yield on total debt investments was 18.4%, compared to 13.3% as of December 31, 2024 (1).
•	GCIF's yield on total investments was 18.4%, compared to 11.3% as of December 31, 2023 (2).
•	GCIF's total investments at fair value totaled $5.5 million, of which 98.2% was in senior debt investments. The portfolio consisted of 14 investments across 7 portfolio companies.
•	GCIF had one debt investment on non-accrual status as of December 31, 2024. This represented 27.1% and 0% of the portfolio based on amortized cost and fair value, respectively.
•	Total Investment Return (3) was (40.59)%, (42.26)%, and (39.58)% for GCIF, GCIF 2016T and GCIF 2019 respectively.

The table below is intended to highlight some relevant metrics associated with the Plans of Liquidation:

	GCIF (Master Fund)	GCIF 2016T	GCIF 2019
Cumulative Liquidating Distributions declared per share through March 28, 2025	$7.82	$8.17	$22.57
Number of Portfolio Companies at beginning of Year	10	—	—
Number of Portfolio Companies at end of Period	7	—	—
YTD Portfolio sales and repayments ($ in thousands)	$14,171	$—	$—
Cumulative Liquidating Distributions Declared through March 28, 2025 ($ in thousands)	$(200,146)	$(133,148)	$(39,188)
Percentage of December 31, 2020 NAV Declared through March 28, 2025	103.40%	102.40%	99.60%
Net Assets at beginning of Year ($ in thousands)	$27,777	$18,397	$6,097
Net Assets at end of Period ($ in thousands)	$7,536	$5,191	$1,851
Net asset value per share at end of period	$0.29	$0.32	$1.07

________________________
(1)	Weighted average effective yield of the total debt investments is calculated as the effective yield of each investment and weighted by its amortized cost as compared to the aggregate amortized cost of all debt investments. Effective yield is the return earned on an investment net of any discount, premium, or issuance costs. Effective yield on total debt investments is calculated before considering the impact of leverage or any operating expenses.
(2)	The total investment portfolio yield is calculated before considering the impact of leverage or any operating expenses, and includes all income generating investments, non-income generating investments and investments on non-accrual status.
(3)	Total investment return is a measure of the change in total value for shareholders who held the Feeder Funds' common shares at the beginning and end of the period, including distributions declared during the period. Total investment return is based on (i) net asset value per share on the first day of the period, (ii) the net asset value per share on the last day of the period, plus any shares issued in connection with the reinvestment of monthly distributions, and (iii) distributions payable relating to the ownership of shares, if any, on the last day of the period. The total investment return calculation assumes that distributions are reinvested in accordance with the Feeder Funds' distribution reinvestment plan. Since there is no public market for the Feeder Funds' shares, terminal market value per share is assumed to be equal to net asset value per share on the last day of the period presented. Investment performance is presented without regard to sales load that may be incurred by shareholders in the purchase of the Feeder Funds' common shares. Total investment return is not annualized. The Feeder Funds' performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results.

About Guggenheim Credit Income Fund

GCIF is a non-traded BDC that seeks to invest primarily in large, privately-negotiated loans to private middle market U.S. companies, with a focus on senior secured debt investments. GCIF is advised by Guggenheim Partners Investment Management, LLC ("Guggenheim Investments"), an affiliate of Guggenheim Partners, LLC ("Guggenheim Partners"). For more information, please visit www.GuggenheimCIF.com

GCIF 2016T and GCIF 2019 are closed to new investors.

About Guggenheim Partners, LLC

Guggenheim Investments represents the investment management businesses of Guggenheim Partners and includes Guggenheim, an SEC-registered investment adviser. Guggenheim Partners is a privately-held, global financial services firm with over 2,200 employees and more than $330 billion in assets under management* as of December 31, 2024. It produces customized solutions for its clients, which include institutions, governments and agencies, corporations, insurance companies, investment advisors, family offices, and individual investors.

Guggenheim Investments manages more than $243+ billion in assets* across fixed income, equity, and alternatives as of December 31, 2024. Its 220+ investment professionals perform research to understand market trends and identify undervalued opportunities in areas that are often complex and under-followed. This approach to investment management has enabled Guggenheim to deliver long-term results to its clients.

Within Guggenheim Investments is the Guggenheim Corporate Credit Team, which is responsible for all corporate credit strategies and asset management of $207 billion. A unified credit platform is utilized for all strategies and is organized by industry as opposed to asset class, which increases its ability to uncover relative value opportunities and to identify and source opportunities. The scale of the platform, combined with the expertise across a wide range of industries and in-house legal resources, allows Guggenheim to be a solution provider to the market and maintain an active pipeline of investment opportunities.

*Assets under management is as of December 31, 2024 and includes leverage of $14.8 billion. Guggenheim Investments represents the following affiliated investment management businesses of Guggenheim Partners, LLC: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Distributors, LLC, Guggenheim Funds Investment Advisors, LLC, Guggenheim Corporate Funding, LLC, Guggenheim Wealth Solutions, LLC, Guggenheim Partners Europe Limited, Guggenheim Partners Japan Limited, GS GAMMA Advisors, LLC, and Guggenheim Private Investments, LLC.

Cautionary Statement Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Federal securities laws. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. GCIF, GCIF 2019, and GCIF 2016T undertake no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in their expectations. A number of factors may cause GCIF’s, GCIF 2019's and GCIF 2016T's actual results, performance or achievement to differ materially from those anticipated. For further information on factors that could impact GCIF, GCIF 2019, and GCIF 2016T performance, please review GCIF’s, GCIF 2019's, and GCIF 2016T's respective filings at the SEC website at www.sec.gov.

2